                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-53367

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 20, 1998)
                                  $435,000,000

                      PUBLIC SERVICE COMPANY OF NEW MEXICO

          $300,000,000 7.10% SERIES A SENIOR UNSECURED NOTES DUE 2005 $135,000,000 7.50% SERIES B SENIOR UNSECURED NOTES DUE 2018
                               ------------------
     Public Service Company of New Mexico (the "Company") will offer $300,000,000 aggregate principal amount of its 7.10% Series A Senior Unsecured Notes Due 2005 (the "Series A SUNs") and $135,000,000 aggregate principal amount of its 7.50% Series B Senior Unsecured Notes Due 2018 (the "Series B SUNs" and together with the Series A SUNs, the "Offered SUNs"). The Offered SUNs will bear interest from August 6, 1998 payable semiannually on each February 1 and August 1, commencing February 1, 1999. The Series A SUNs will mature on August 1, 2005 and the Series B SUNs will mature on August 1, 2018. Each series of Offered SUNs will be redeemable at the option of the Company in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined herein) plus 50 basis points, plus in each case accrued interest to the date of redemption. See "Description of Offered SUNs" herein and "Description of SUNs" in the accompanying Prospectus.

     Each series of Offered SUNs will be represented by one or more Registered Global SUNs registered in the name of The Depository Trust Company (the "Depositary") or its nominee. Beneficial interests in the Registered Global SUNs will be shown on, and transfers thereof will be effected through, records maintained by the Depositary or its participants. Except as described herein, SUNs in definitive form will not be issued. See "Description of Offered SUNs" herein and "Description of SUNs -- Registered Global SUNs" in the accompanying Prospectus.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                 PRICE TO           UNDERWRITING DISCOUNTS          PROCEEDS TO
                                                 PUBLIC(1)            AND COMMISSIONS(2)            COMPANY(3)
----------------------------------------------------------------------------------------------------------------------
Per Series A SUN                                  99.893%                   1.000%                    98.893%
Total                                          $299,679,000               $3,000,000               $296,679,000
----------------------------------------------------------------------------------------------------------------------
Per Series B SUN                                  99.674%                   1.375%                    98.299%
Total                                          $134,559,900               $1,856,250               $132,703,650
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

   (1) Plus accrued interest, if any, from August 6, 1998 to date of delivery.

   (2) For information regarding indemnification of the Underwriters, see "Underwriting".

   (3) Before deducting expenses payable by the Company estimated at $647,000.
                               ------------------
     The Offered SUNs are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Offered SUNs will be made only in book-entry form through the facilities of the Depositary on or about August 6, 1998 against payment therefor in immediately available funds.
                               ------------------
                              SALOMON SMITH BARNEY
CHASE SECURITIES INC.                                 MORGAN STANLEY DEAN WITTER
CITICORP SECURITIES, INC.                                      J.P. MORGAN & CO.
BANCAMERICA ROBERTSON STEPHENS                                  CIBC OPPENHEIMER
The date of this Prospectus Supplement is August 3, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SUNS. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF OFFERED SUNS TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                                  THE COMPANY

     The Company was incorporated in the State of New Mexico in 1917 and has its principal offices at Alvarado Square, Albuquerque, New Mexico 87158 (telephone number 505-241-2700). The Company is a public utility primarily engaged in the generation, transmission, distribution and sale of electricity and in the transmission, distribution and sale of natural gas within the State of New Mexico. In addition, in pursuing new business opportunities, the Company is focusing on energy and utility related activities under its Energy Services Business Unit. The Company is also operating the City of Santa Fe's water system.

     The total population of the area served by one or more of the Company's utility services is estimated to be approximately 1.3 million, of which 52.1% live in the greater Albuquerque area.

     For the six months ended June 30, 1998, the Company derived 55.8% of its operating revenues from electric operations, 24.5% from natural gas operations and 19.7% from energy services operations.

     As of June 30, 1998, the Company employed 2,796 persons.

                              RECENT DEVELOPMENTS

ELECTRIC RATE CASE

     In November 1997, the Company filed its electric rate case pursuant to a New Mexico Public Utility Commission ("NMPUC") order. In the filing, the Company stated that, although the Company could justify a $5 million rate increase, it would not seek to increase rates, stating that rate stability is important in preparing for industry restructuring.

     In April 1998, the NMPUC Staff and intervenors in the rate case filed their testimony. The NMPUC Staff recommended a decrease of $33.2 million in current rates while the New Mexico Attorney General ("AG") and the City of Albuquerque ("COA") recommended decreases of $31.2 million and $45.4 million, respectively, based on traditional cost of service rate-making.

     In addition, the AG recommended that a "market" approach to valuation of the Company's generating assets should be used in determining the Company's rates. The AG also recommended that if stranded costs exist in the future as a result of use of this method, the Company should only be allowed to recover 50% of such amounts. The Company's review indicates that if the AG's initial revaluation proposal is adopted, there could be an additional $105 million reduction in rates and more than a $960 million write-down of the Company's generation assets. The New Mexico Industrial Energy Consumers ("NMIEC") also recommended that the Company's generation assets should be revalued for rate-making purposes to reflect a "market" approach to valuation of the facilities. The Company's review indicates that if NMIEC's revaluation proposal is adopted, there could be an additional $60 million reduction in rates and more than a $550 million write-down of the Company's generation assets. The Company reviewed the testimony of the NMPUC Staff and intervenors and filed its rebuttal testimony in May 1998.

     In rebuttal testimony, the Company stated that (1) the level of cost of service rate reductions proposed by the NMPUC staff, AG and COA were not justified, although the Company accepted certain adjustments to its originally filed cost of service, reducing the revenue requirements of the Company, and (2) the recommendations made by the AG and NMIEC regarding the revaluation of the Company's generation assets were highly speculative, subject to numerous highly subjective assumptions, overly complex, contrary to law, unfair and unreasonable, effected an unconstitutional taking of property and otherwise improper. The Company's rebuttal testimony states that the plant revaluation proposals submitted by the AG and NMIEC rely on the long discredited reproduction cost method of rate base valuation associated with the fair value concept of rate-making, which has been found to be inferior to the original cost less depreciation method of rate base valuation long preferred by courts and regulators.

     Hearings in the case began on May 18, 1998 and were completed on June 22, 1998. Subsequent to the conclusion of the hearings, the NMPUC required the submission of contemporaneous briefs in chief and proposed orders by all parties no later than July 30, 1998 with reply briefs due no later than August 10, 1998. Briefs in chief were filed by all parties and NMPUC Staff on July 30, 1998. The briefs generally contained arguments supporting positions the parties had taken at the hearings and, in some instances, adopting additional reductions that had been proposed by other parties. The revised rate reductions based on traditional ratemaking principles recommended by the NMPUC Staff, AG and COA were approximately $36 million, $31 million and $53 million, respectively. The only major departure from recommendations made at the hearing was by the AG regarding rate base revaluation. Although adhering to the concept and urging NMPUC adoption of the concept, the AG also recommended that the NMPUC consider the financial implications to the Company of the write-offs and associated rate reduction. The AG's revised recommendation was an additional rate reduction of $25 million which he calculated to result from a write-off of $142 million after tax. The Company expects a decision to be rendered in the September/October time frame.

     The Company is unable to predict the ultimate outcome of this case. Based on traditional rate-making principles, it is possible that the NMPUC could order a rate reduction in excess of the highest cost of service reduction recommended by any party, since the parties recommended disallowance of different cost of service items. To do so, however, the NMPUC would have to adopt out of period adjustments reflecting cost decreases without considering any offsetting cost increases and reduce the Company's requested return on common equity (ROE) of 12.6% to 9.1%, as recommended by the NMPUC Staff. In the past the NMPUC has been critical of efforts to take advantage of selected out of period adjustments. The Company continues to view the rate base revaluation proposals of the AG and NMIEC as extreme, unprecedented, confiscatory, and unsupported in either law or fact. If the NMPUC adopts one of these approaches or a variant, the Company intends to seek immediate judicial relief to prevent unreasonable and serious harm to the Company's financial integrity.

     The Company understands that El Paso Electric Company ("EPE"), also under NMPUC jurisdiction, has reached a settlement in its electric rate case with many of the same parties that are parties to the Company's rate case. As part of the settlement, EPE has agreed to revalue its investment in its existing generating assets dedicated to New Mexico public service for New Mexico jurisdictional ratemaking purposes only. The revaluation results in a write down on EPE's New Mexico regulated books of account of its nuclear assets and a write up of non-nuclear generating assets. The EPE settlement expressly states that it is the result of a unique fact situation, and that its resolution is special to the circumstances presented. The EPE settlement remains subject to NMPUC approval. Although many of the same parties are involved, the Company believes that the EPE rate settlement should not affect the Company's rate case.

JOINT PROPOSAL FOR ACQUISITION OF PLAINS' ASSETS

     In May 1998, Plains Electric Generation and Transmission Cooperative, Inc. ("Plains") issued a request for proposals for the acquisition of all or a portion of the assets of Plains, which include a 250 MW coal-fired power plant. On July 15, 1998, the Company and Tri-State Generation and Transmission Association, Inc. ("Tri-State") made a non-binding joint proposal for the acquisition of all of the assets of Plains. Tri-State is a wholesale electric power generation and transmission cooperative association headquartered near Denver, Colorado. The consideration for the acquisition would be a combination of cash and the assumption of debt. The Company is unable to predict the outcome of this transaction. However, the Company does not anticipate that it will have any material impact on its financial condition or results of operations.

THE 1997 GAS RATE CASE

     In October 1997, the Company filed its gas rate case with the NMPUC pursuant to an NMPUC order issued in February 1997. In its filing, the Company requested a rate increase of $12.6 million. The NMPUC staff recommended a rate increase of $2.5 million. The AG, however, recommended a rate decrease of $4.9 million. Other parties to the rate case recommended certain adjustments to the Company's proposed rate increase.

     An uncontested stipulation settling the case was filed with the NMPUC in April 1998 for its approval. If approved, there would be no significant change in the Company's overall revenue levels. The stipulation is still pending before the NMPUC. Should the stipulation be rejected by the NMPUC, a hearing of the full litigated case would be required. The Company is currently unable to predict the ultimate outcome of this case.

ELECTRIC INDUSTRY RESTRUCTURING IN NEW MEXICO

     The New Mexico Legislative Interim Committee on Utilities and Telecommunications, chaired by Senator Michael Sanchez, will be considering electric industry restructuring, as well as other issues, during the remainder of 1998 in preparation for possible introduction of a committee-backed bill authorizing restructuring in the 1999 legislative session. Senator Sanchez has chaired every interim legislative committee that has studied this issue since 1993, when a restructuring bill was first introduced in New Mexico. The Legislature in 1996 unanimously passed a Joint Memorial at the recommendation of the interim committee declaring that retail electric competition was not then in the public interest of New Mexico but directed the NMPUC to monitor and evaluate developments and report back to the Legislature. The NMPUC filed its report with the Legislature during the 1998 session, expressing its conclusion that retail electric competition would be beneficial. Senator Sanchez has expressed the opinion that 1999 might very well be the appropriate time for the Legislature to enact restructuring legislation. He has informally called upon all interested parties to submit proposed legislation to the Committee for its consideration by September.

     In May the Company approached the NMPUC on an informal basis to explore the possibility of the Company filing a voluntary restructuring plan with the NMPUC that, if accepted by the NMPUC, could be used as a model for restructuring legislation in the 1999 session. To date, no such filing has occurred and the Company continues to explore options for introducing retail electric competition in New Mexico in a manner that protects the financial integrity of the Company.

     On July 1, the Clinton Administration sent restructuring legislation to Congress. The proposed legislation endorses the principle that utilities should be able to recover prudent, legitimate, verifiable and non-mitigable stranded costs. The legislation leaves to the states decisions regarding the pace and shape of regulatory change, generally calling for open access to occur by 2003, but allowing states to opt out of the federal approach.

     The Arizona Corporation Commission (the "ACC") has issued another order in its process of opening that state to competition beginning at the end of this year. In that order the ACC has allowed full stranded cost recovery on the condition that generation is divested. If utilities choose not to divest generation, then the ACC will determine the appropriate amount of stranded cost recovery. The Arizona Legislature has passed a law confirming the ACC's authority over electric industry restructuring and expanding restructuring to include public power entities not subject to the ACC's jurisdiction. The Company shares joint ownership of power plants located in Arizona and New Mexico with Arizona utilities, is interconnected with those utilities, and competes with them in the wholesale market. The Company is unable to predict what, if any, impact the Arizona actions will have on the Company.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation so long as those statements are identified as forward-looking and are accompanied by meaningful, cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the statements. Words such as "estimates," "expects," "anticipates," "plans," "believes," "projects," and similar expressions identity forward-looking statements. Accordingly, the Company hereby identifies the following important factors which could cause the Company's actual financial results to differ materially from any such results which might be projected, forecasted, estimated or budgeted by the Company in forward-looking statements: (i) adverse actions of utility regulatory commissions; (ii) utility industry restructuring; (iii) failure to recover stranded costs; (iv) the inability of the Company to successfully compete outside its traditional regulated market; (v) regional economic conditions, which could affect customer growth; (vi) adverse impacts resulting from environmental regulations; (vii) loss of favorable fuel supply contracts; (viii) failure to obtain water rights and rights-of-way; (ix) operations and environmental problems at generating stations; (x) the cost of debt and equity capital; (xi) weather conditions; and (xii) technical developments in the utility industry.

                                USE OF PROCEEDS

     On July 6, 1998, the Company received a Final Order from the NMPUC approving the issuance of up to $435 million principal amount of SUNs to provide funds to refinance the lease debt associated with the sale and leaseback portions of the Company's interests in Palo Verde Nuclear Generating Station ("PVNGS") Units 1 and 2 ("Lease Debt"). As of July 16, 1998, the Company held $271 million principal amount of Lease Debt as an investment with the remaining $148 million principal amount of Lease Debt held by the public in the form of Lease Obligation Bonds (the "Public Lease Debt"). The net proceeds from the Offered SUNs will be applied in accordance with NMPUC authorization, and will result in the repayment of certain of the Company's short-term debt. It is expected that approximately 65% of the net proceeds of the offering of the Offered SUNs will be used to effectuate the repayment of short-term loans made to the Company under a revolving credit facility by certain lenders including The Chase Manhattan Bank, an affiliate of Chase Securities Inc., Citibank, N.A., an affiliate of Citicorp Securities, Inc., Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., Bank of America National Trust and Savings Association, an affiliate of BancAmerica Robertson Stephens and Canadian Imperial Bank of Commerce, an affiliate of CIBC Oppenheimer, as well as the liquidation of amounts under an accounts receivables liquidity facility with an affiliate of Citicorp Securities, Inc. The remaining 35% of net proceeds of the offering of the Offered SUNs will be used to effectuate the retirement of the Public Lease Debt including payment of expenses. See "Underwriting". The amounts being repaid were used for general corporate purposes, including purchase of portions of the Lease Debt which is being refinanced. Under the relevant instruments the amounts being repaid bear interest at variable rates and for variable short-term periods. Currently, the interest rates are between 5.9% and 6.25%, and the current scheduled maturities occur in August and October 1998. The interest rate on the Public Lease Debt being retired (which the Company in effect has been paying through its lease rental payments) is 10.30% on approximately $87 million and 10.15% on approximately $61 million.

                  SUMMARY FINANCIAL AND OPERATING INFORMATION

     The following material is qualified in its entirety by reference to the information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The selected data presented below under the caption "Selected Earnings Statement Data" as of the end of and for each of the years in the five year period ended December 31, 1997, are derived from the consolidated financial statements of Public Service Company of New Mexico and subsidiaries, which financial statements have been audited by Arthur Andersen LLP, independent public accountants. The consolidated financial statements as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and the report thereon, are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The selected unaudited data presented below under the caption "Selected Earnings Statement Data" and "Capitalization" for the six-month periods ended June 30, 1997 and 1998, and as of June 30, 1998, are derived from the unaudited consolidated financial statements of Public Service Company of New Mexico and its subsidiaries, which Arthur Andersen LLP have reviewed in accordance with professional standards for a review of such interim financial information.

                                        SIX MONTHS ENDED
                                            JUNE 30,                                YEAR ENDED DECEMBER 31,
                                    -------------------------   ----------------------------------------------------------------
                                       1998          1997          1997          1996          1995         1994         1993
                                    -----------   -----------   -----------   -----------   ----------   ----------   ----------
                                                                       (DOLLARS IN THOUSANDS)
                                           (UNAUDITED)
SELECTED EARNINGS
  STATEMENT DATA:
  Electric, Gas, Water, Energy
    Services Revenues.............  $  638,729    $  537,564    $ 1,135,267   $   883,386   $  808,465   $  904,711   $  873,878
  Operating Expenses..............     582,127       474,874      1,011,222       757,367      695,077      753,633      740,594
  Earnings (Loss) Before Interest
    Charges and Income Taxes......      85,497        93,438        183,927       167,781      184,289      191,776      (32,741)
  Interest Charges, Net...........      28,363        29,341         56,214        54,707       57,934       70,587       85,823
  Income Taxes (Benefit)(1).......      21,141        23,634         46,718        40,494       50,793       40,871      (57,078)
  Net Income (Loss) from
    Continuing Operations.........      35,992        40,463         80,995        72,580       75,562       80,318      (61,486)
ELECTRIC SALES (MWH)..............   6,628,243     5,932,936     13,320,542    10,981,516    8,619,878    9,315,084    8,822,004
GAS THROUGHPUT --
  DECATHERMS (000'S)(2)...........      49,133        47,215         84,610       100,096      109,594      132,071      135,332
RATIO OF EARNINGS TO FIXED
  CHARGES(3)......................        1.95          2.03           2.05          1.94         1.99         1.83       0.27(4)

                                                                          AS OF JUNE 30, 1998
                                                              --------------------------------------------
                                                                     ACTUAL              AS ADJUSTED(6)
                                                              --------------------    --------------------
                                                               AMOUNT      PERCENT     AMOUNT      PERCENT
                                                              ---------    -------    ---------    -------
                                                                   (IN THOUSANDS, EXCEPT PERCENTAGES)
CAPITALIZATION:
  Short-Term Debt...........................................  $ 302,700      17.7%    $  24,700       1.3%
  Long-Term Debt............................................    574,346      33.5     1,009,346      53.9
  Cumulative Preferred Stock, without Mandatory Redemption
    Requirements............................................     12,800       0.7        12,800       0.7
  Common Shareholders' Equity...............................    824,218      48.1       824,218      44.1
                                                              ---------     -----     ---------     -----
        Total Capitalization(5).............................  $1,714,064    100.0%    $1,871,064    100.0%
                                                              =========     =====     =========     =====

---------------
(1) Income Taxes (Benefit) calculated on earnings (loss) from continuing operations.

(2) On June 30, 1995, the Company sold substantially all of the gas gathering and processing assets. Gas Throughput data for 1995, 1996, 1997 and the first six months of 1997 and 1998 reflect the effects of such sale.

(3) For purposes of computing the Ratio of Earnings to Fixed Charges, earnings have been calculated by adding back the provision for income taxes and fixed charges. Fixed charges include total interest charges (without reduction for the allowance for borrowed funds used during construction), the interest portion of all rents and certain payments under a purchase power contract.

(4) The less than 1:1 ratio for 1993 was primarily the result of the write-down of certain assets resulting from the stipulation filed with the NMPUC recommending that electric retail rates be reduced by $30 million. The fixed charge coverage deficiency aggregated approximately $119 million for 1993.

(5) Total capitalization does not include the present value of the Company's lease obligations for PVNGS Units 1 and 2 and Eastern Interconnection Project as debt. The present value of the Company's lease obligations for PVNGS Units 1 and 2 and Eastern Interconnection Project will be reduced from $316 million to $169 million as a result of this transaction.

(6) The capitalization amounts are adjusted to reflect the issuance of $435 million of SUNs and the repayment of $278 million of short-term debt.

                          DESCRIPTION OF OFFERED SUNS

     The following description of the particular terms of the Offered SUNs offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the SUNs set forth in the accompanying Prospectus under the caption "Description of SUNs," to which description reference is hereby made. The following summary is qualified in its entirety by reference to the Indenture referred to in the accompanying Prospectus.

GENERAL

     The Series A SUNs offered hereby constitute a series of SUNs under the Indenture, limited to $300 million aggregate principal amount, and will mature on August 1, 2005. The Series B SUNs offered hereby constitute a series of SUNs under the Indenture, limited to $135 million aggregate principal amount, and will mature on August 1, 2018.

     Each series of Offered SUNs will bear interest from August 6, 1998 at the rate shown in their title, payable semi-annually (to holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date) on February 1 and August 1 of each year beginning February 1, 1999. Upon issuance, each series of Offered SUNs will be represented by one or more Registered Global SUNs that will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or its nominee. For so long as the Offered SUNs are registered in the name of the Depositary, or its nominee, the principal and interest due on the Offered SUNs will be payable by the Company or its agent to the Depositary for payment to its participants for subsequent disbursement to the beneficial owners. See "Description of SUNs -- Registered Global SUNs" in the accompanying Prospectus.

REDEMPTION PROVISIONS

     Each series of Offered SUNs will be redeemable at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 50 basis points, plus in each case accrued interest to the date of redemption, such redemption price to be set forth in an Officers' Certificate (as defined in the Indenture) delivered to the Trustee on or before the redemption date and upon which the Trustee may conclusively rely.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the series of Offered SUNs being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the series of Offered SUNs. "Independent Investment Banker" means Salomon Brothers Inc or, if such firm is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury

Dealer Quotations for such redemption date, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means (i) each of Salomon Brothers Inc, Chase Securities Inc., Morgan Stanley & Co. Incorporated, Citicorp Securities, Inc., J.P. Morgan Securities Inc., BancAmerica Robertson Stephens and CIBC Oppenheimer Corp.; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

     If less than all of the Offered SUNs of either series are to be redeemed, the Trustee shall select, in such manner as it shall deem appropriate and fair, the particular Offered SUNs or portions thereof to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of Offered SUNs to be redeemed (which, as long as the Offered SUNs are held in the book-entry only system, will be the Depositary (or its nominee) or a successor depositary); provided, however, that the failure to duly give such notice by mail, or any defect therein, shall not affect the validity of any proceedings for the redemption of Offered SUNs as to which there shall have been no such failure or defect. Such notice may state that such redemption shall be conditional upon receipt by the Paying Agent or Agents (as defined in the Indenture) for such Offered SUNs, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such SUNs and that if such money shall not have been so received such notice shall be of no force or effect and the Company shall not be required to redeem such SUNs. On and after the date fixed for redemption (unless the Company shall default in the payment of the series of Offered SUNs or portions thereof to be redeemed at the applicable redemption price, together with interest accrued thereon to such date), interest on the series of Offered SUNs or the portions thereof so called for redemption shall cease to accrue.

     The Offered SUNs have no sinking fund provisions.

DEFEASANCE AND COVENANT DEFEASANCE

     Each series of Offered SUNs, in whole or in any specified part, shall be defeasible pursuant to the Defeasance and the Covenant Defeasance provisions of the Indenture. See "Description of SUNs -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus.

                                  UNDERWRITING

     Under the terms of and subject to the conditions contained in an Underwriting Agreement dated August 3, 1998, the Underwriters named below have agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of the Series A SUNs and Series B SUNs for a total principal amount of Offered SUNs set forth below:

                                                    PRINCIPAL       PRINCIPAL         TOTAL
                                                    AMOUNT OF       AMOUNT OF       PRINCIPAL
                                                     SERIES A        SERIES B       AMOUNT OF
UNDERWRITERS                                           SUNS            SUNS        OFFERED SUNS
-------------------------------------------------  ------------    ------------    ------------
Salomon Brothers Inc ............................  $ 96,000,000    $ 43,200,000    $139,200,000
Chase Securities Inc. ...........................    52,500,000      23,625,000      76,125,000
Morgan Stanley & Co. Incorporated ...............    52,500,000      23,625,000      76,125,000
Citicorp Securities, Inc. .......................    42,000,000      18,900,000      60,900,000
J.P. Morgan Securities Inc.......................    42,000,000      18,900,000      60,900,000
BancAmerica Robertson Stephens ..................     7,500,000       3,375,000      10,875,000
CIBC Oppenheimer Corp............................     7,500,000       3,375,000      10,875,000
                                                   ------------    ------------    ------------
  Total..........................................  $300,000,000    $135,000,000    $435,000,000
                                                                                   ============

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Offered SUNs are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Offered SUNs if any are taken.

     The Underwriters initially propose to offer part of the Offered SUNs directly to the public at the public offering prices set forth on the cover page hereof and part to dealers at prices which represent a concession of 0.60% of the principal amount in the case of the Series A SUNs and 0.80% of the principal amount in the case of the Series B SUNs under the public offering prices, and any Underwriter may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount to certain other dealers. All sales to dealers will be made pursuant to dealer agreements. After the initial offering of the Offered SUNs, the offering prices and other selling terms may, from time to time, be varied by the Underwriters.

     Until the distribution of the Offered SUNs is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase Offered SUNs. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the prices of Offered SUNs. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the prices of Offered SUNs.

     If the Underwriters create a short position in the Series A or the Series B SUNs in connection with the offering by selling more than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing the applicable series in the open market.

     The Underwriters may also impose a penalty bid on certain broker dealers. This means that if the Underwriters purchase Offered SUNs in the open market to reduce the Underwriters' short position or to stabilize the price of the Offered SUNs, they may reclaim the amount of the selling concession from the broker dealers who sold those Offered SUNs as a part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Offered SUNs. In addition, neither the Company nor any of the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     There is at present no trading market for the Offered SUNs. The Underwriters are not obligated to make a market in the Offered SUNs, and the Company cannot predict whether a trading market for the Offered SUNs will develop or, if developed, will be maintained. The Company does not intend to apply for listing of the Offered SUNs on a national securities exchange.

     The Underwriters, and certain affiliates thereof, engage in investment banking and commercial banking transactions with and perform services for the Company and its affiliates in the ordinary course of business. An affiliate of Citicorp Securities, Inc. will be an investor in a trust that will be established as a part of the refinancing of the Lease Debt. An affiliate of Citicorp Securities, Inc. is one of the lessors in the PVNGS sale and leaseback transactions, as are affiliates of Chase Securities Inc. The Chase Manhattan Bank, also an affiliate of Chase Securities Inc., serves as the lease indenture trustee under the lease indenture and collateral trust trustee under the collateral trust indenture relating to the Lease Debt and lease obligation bonds, and as the trustee under the indenture relating to the Offered SUNs as well as trustee under an existing senior unsecured note indenture.

     It is expected that approximately 65% of the net proceeds of the offering of the Offered SUNs will be used to effectuate the repayment of short-term loans made to the Company under a revolving credit facility by certain lenders including The Chase Manhattan Bank, an affiliate of Chase Securities Inc., Citibank, N.A., an affiliate of Citicorp Securities, Inc., Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Securities Inc., Bank of America National Trust and Savings Association, an affiliate of BancAmerica Robertson Stephens and Canadian Imperial Bank of Commerce, an affiliate of CIBC Oppenheimer, as well as the liquidation of amounts under an accounts receivables liquidity facility with an affiliate of Citicorp Securities, Inc. The remaining 35% of net proceeds of the offering of the Offered SUNs will be used to effectuate the retirement of the Public Lease Debt including payment of expenses. Additionally, Salomon Brothers Inc may be deemed to be an affiliate of Citicorp Securities, Inc. under Rule 2720(i) of the Conduct rules of the National Association of Securities Dealers, Inc. (the "NASD Conduct Rules"). Under the NASD Conduct Rules, special considerations apply to a public offering of securities where more than 10% of the net proceeds thereof will be paid to participating underwriters or any of their affiliates. Therefore, the offering of the Offered SUNs is being conducted pursuant to Rule 2710(c)(8) of the NASD Conduct Rules which establishes certain procedural safeguards in connection with offerings in such circumstances, and, in effect, requires that the yield at which such securities are to be distributed to the public must be established at a yield no lower than that recommended by a "qualified independent underwriter," as defined in Rule 2720(b)(15), who must participate in the preparation of the registration statement and the prospectus and who must exercise the usual standards of "due diligence" with respect thereto. In accordance with such requirements, Morgan Stanley & Co. Incorporated has agreed to act as a qualified independent underwriter, and the yield at which the Offered SUNs are to be distributed to the public is not less than that recommended by Morgan Stanley & Co. Incorporated.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933.

PROSPECTUS

                                  $650,000,000

                           PUBLIC SERVICE COMPANY OF
                                   NEW MEXICO
                             SENIOR UNSECURED NOTES
                               ------------------
     Public Service Company of New Mexico (the "Company") intends to issue from time to time up to $650,000,000 (or the equivalent in foreign currency or composite currency) aggregate principal amount of its senior unsecured notes (the "SUNs"), or if any SUNs are issued at an original issue discount, such greater amount as shall result in net proceeds to the Company of $650,000,000, which will be offered to the public on terms determined by market conditions at the time of sale. The SUNs may be issued in one or more series with the same or various maturities at par, at a premium or with an original issue discount. When particular SUNs are offered, a prospectus supplement (a "Prospectus Supplement"), together with this Prospectus, will be delivered setting forth the terms of such SUNs, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, rate of interest (or manner of calculation thereof) and time of payment thereof, any redemption provisions, the initial public offering price and any other specific terms in connection with the offering and sale of such SUNs. The SUNs will be unsecured and unsubordinated obligations of the Company ranking equally with all existing and future unsecured and unsubordinated obligations of the Company. Unless otherwise specified in the applicable Prospectus Supplement, the SUNs will be represented by global certificates (each, a "Registered Global SUN") registered in the name of a nominee of The Depository Trust Company, New York, New York (the "Depositary"). Beneficial interests in the SUNs will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Except as described in this Prospectus, SUNs in certificated form will not be issued in exchange for Registered Global SUNs.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                               ------------------

     This Prospectus may not be used to consummate sales of SUNs unless accompanied by a Prospectus Supplement. The Company may sell SUNs through underwriters, dealers or agents, or directly to one or more purchasers. The applicable Prospectus Supplement will set forth the names of the underwriters, dealers or agents, if any, the net proceeds to the Company from any such sale, and any applicable commissions or discounts. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers, and agents.

                               ------------------

                 The date of this Prospectus is July 20, 1998.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SUNS OFFERED HEREBY OR TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (together with all amendments thereto, the "Registration Statement") on Form S-3 under the Securities Act of 1933 (the "Securities Act"), with respect to the SUNs offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by the Company with the Commission have been incorporated herein by reference. See "Incorporation of Certain Information by Reference." For further information regarding the Company and the SUNs offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto and the documents incorporated herein by reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission, at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Company, at http://www.sec.gov. The Common Stock of the Company is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 are hereby incorporated by reference.

     In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the SUNs shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to:
Barbara Barsky, Vice President of Strategy, Analysis and Investor

Relations, Public Service Company of New Mexico, Alvarado Square, Albuquerque, New Mexico 87158, or by telephone at (505) 241-2477.

                                  THE COMPANY

     Public Service Company of New Mexico (the "Company") was incorporated in the State of New Mexico in 1917 and has its principal offices at Alvarado Square, Albuquerque, New Mexico 87158 (telephone number 505-241-2700). The Company is a public utility primarily engaged in the generation, transmission, distribution and sale of electricity and in the transmission, distribution and sale of natural gas within the State of New Mexico. In addition, in pursuing new business opportunities, the Company is focusing on energy and utility related activities under its Energy Services Business Unit. The Company is also operating the City of Santa Fe's water system.

     The total population of the area served by one or more of the Company's utility services is estimated to be approximately 1.3 million, of which 52.1% live in the greater Albuquerque area.

     For the year ended December 31, 1997, the Company derived 63.6% of its operating revenues from electric operations, 26.0% from natural gas operations and 10.4% from energy services operations.

     As of December 31, 1997, the Company employed 2,789 persons.

                  SUMMARY FINANCIAL AND OPERATING INFORMATION

     The following material is qualified in its entirety by reference to the information incorporated herein by reference (as specified above). The selected data presented below under the caption "Selected Earnings Statement Data" as of the end of and for each of the years in the five year period ended December 31, 1997, are derived from the consolidated financial statements of Public Service Company of New Mexico and subsidiaries, which financial statements have been audited by Arthur Andersen LLP, independent public accountants. The consolidated financial statements as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and the report thereon, are incorporated by reference elsewhere in this Prospectus. The selected unaudited data presented below under the caption "Selected Earnings Statement Data" and "Capitalization" for the three-month periods ended March 31, 1997 and 1998, and as of March 31, 1998, are derived from the unaudited consolidated financial statements of Public Service Company of New Mexico and its subsidiaries, which Arthur Andersen LLP have reviewed in accordance with professional standards for a review of such interim financial information.

                                       THREE MONTHS ENDED
                                            MARCH 31,                               YEAR ENDED DECEMBER 31,
                                    -------------------------   ----------------------------------------------------------------
                                       1998          1997          1997          1996          1995         1994         1993
                                    -----------   -----------   -----------   -----------   ----------   ----------   ----------
                                                                       (DOLLARS IN THOUSANDS)
                                           (UNAUDITED)
SELECTED EARNINGS
  STATEMENT DATA:
  Electric, Gas, Water, Energy
    Services Revenues.............  $  329,764    $  298,822    $ 1,135,267   $   883,386   $  808,465   $  904,711   $  873,878
  Operating Expenses..............     297,485       262,129      1,011,222       757,367      695,077      753,633      740,594
  Earnings (Loss) Before Interest
    Charges and Income Taxes......      47,681        53,924        183,927       167,781      184,289      191,776      (32,741)
  Interest Charges, Net...........      13,787        14,234         56,214        54,707       57,934       70,587       85,823
  Income Taxes (Benefit)(1).......      12,680        14,794         46,718        40,494       50,793       40,871      (57,078)
  Net Income (Loss) from
    Continuing Operations.........      21,214        24,896         80,995        72,580       75,562       80,318      (61,486)
ELECTRIC SALES (MWH)..............   3,383,876     2,858,554     13,320,542    10,981,516    8,619,878    9,315,084    8,822,004
GAS THROUGHPUT --
  DECATHERMS (000'S)(2)...........      32,540        32,099         84,610       100,096      109,594      132,071      135,332
RATIO OF EARNINGS TO FIXED
  CHARGES(3)......................        2.14          2.30           2.05          1.94         1.99         1.83       0.27(4)

                                                                AS OF MARCH 31, 1998
                                                              -------------------------
                                                                  AMOUNT        PERCENT
                                                              --------------    -------
                                                              (IN THOUSANDS)
CAPITALIZATION:
  Short-Term Debt...........................................    $  243,860        14.8%
  Long-Term Debt............................................       574,344        34.7
  Cumulative Preferred Stock, without Mandatory Redemption
    Requirements............................................        12,800         0.8
  Common Shareholders' Equity...............................       822,112        49.7
                                                                ----------       -----
        Total Capitalization(5).............................    $1,653,116       100.0%
                                                                ==========       =====

---------------
(1) Income Taxes (Benefit) calculated on earnings (loss) from continuing operations.

(2) On June 30, 1995, the Company sold substantially all of the gas gathering and processing assets. Gas Throughput data for 1995, 1996, 1997 and the first three months of 1997 and 1998 reflect the effects of such sale.

(3) For purposes of computing the Ratio of Earnings to Fixed Charges, earnings have been calculated by adding back the provision for income taxes and fixed charges. Fixed charges include total interest charges (without reduction for the allowance for borrowed funds used during construction), the interest portion of all rents and certain payments under a purchase power contract.

(4) The less than 1:1 ratio for 1993 was primarily the result of the write-down of certain assets resulting from the stipulation filed with the New Mexico Public Utility Commission recommending that electric retail rates be reduced by $30 million. The fixed charge coverage deficiency aggregated approximately $119 million for 1993.

(5) Total capitalization does not include the present value of the Company's lease obligations for Palo Verde Nuclear Generating Station ("PVNGS") Units 1 and 2 and Eastern Interconnection Project as debt.

                                USE OF PROCEEDS

     On April 27, 1998, the Company requested the New Mexico Public Utility Commission ("NMPUC") approval to issue up to $435 million principal amount of SUNs to provide funds to refinance the lease debt associated with the sale and leaseback portions of the Company's interests in PVNGS Units 1 and 2 ("Lease Debt"). As of May 1, 1998, the Company held $277 million principal amount of Lease Debt as an investment with the remaining $151 million principal amount of Lease Debt held by the public in the form of Lease Obligation Bonds. The net proceeds from such $435 million principal amount of SUNs would be applied in accordance with NMPUC authorization, including the repayment of short-term debt. Issuance of additional SUNs would require additional regulatory approval, and the net proceeds from the issuance of any additional SUNs are expected to be applied to general corporate purposes, except as may be set forth in the applicable Prospectus Supplement.

                              DESCRIPTION OF SUNS

     The SUNs will be issued under an Indenture (the "Indenture") between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The following description of certain provisions of the Indenture and the SUNs summarizes the material terms thereof but does not purport to be complete, and such summaries are subject to the detailed provisions of the Indenture to which reference is hereby made, including the definition of certain terms used herein and those terms made a part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"), and for other information regarding the SUNs. The Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Numerical references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. Capitalized terms that are used and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

GENERAL

     The Indenture provides for the issuance from time to time of SUNs by the Company in an unlimited aggregate principal amount by specification in an indenture supplemental to the Indenture or in a Board Resolution, or in an Officer's Certificate pursuant to one or more indentures supplemental to the Indenture or a Board Resolution. (Section 3.01) The SUNs may be issued in one or more series, each of which series may be issued in one or more Tranches. Reference is made to the applicable Prospectus Supplement relating to the particular series of SUNs offered thereby for the following terms of the SUNs:
(i) the title of the SUNs of the series, which shall distinguish the SUNs of such series from the SUNs of all other series; (ii) any limit upon the aggregate principal amount of the SUNs of such series that may be authenticated and delivered under the Indenture; (iii) the Person or Persons (without specific identification) to whom interest on SUNs of such series, or any Tranche thereof, shall be payable on any Interest Payment Date, if other than the Persons in whose names such SUNs (or one or more Predecessor SUNs) are registered at the close of business on the Regular Record Date for such interest; (iv) the date or dates on which the principal of the SUNs of such series, or any Tranche thereof, is payable or any formula or other method or other means by which such date or dates shall be determined, by reference to an index or other fact or event ascertainable outside of the Indenture or otherwise (without regard to any provisions for redemption, prepayment, acceleration, purchase or extension); (v) the rate or rates at which the SUNs of such series, or any Tranche thereof, shall bear interest, if any (including the rate or rates at which overdue principal shall bear interest, if different from the rate or rates at which such SUNs shall bear interest prior to Maturity, and, if applicable, the rate or rates at which overdue premium or interest shall bear interest, if any), or any formula or other method or other means by which such rate or rates shall be determined, by reference to an index or other fact or event ascertainable outside of the Indenture or otherwise; the date or dates from which such interest shall accrue; and the Interest Payment Dates on which such interest shall be payable and the Regular Record Date, if any, for the interest payable on such SUNs on any Interest Payment Date; (vi) the right, if any, to extend the interest payment periods and the duration of such extension; (vii) the place or places at which or methods by which (A) the principal of and premium, if any, and interest, if any, on SUNs of such series, or any Tranche thereof, shall be payable, (B) registration of transfer of SUNs of such series, or any Tranche thereof, may be effected, (C) exchanges of SUNs of such series, or any Tranche thereof, may be effected and (D) notices and demands to or upon the Company in respect of the SUNs of such series, or any Tranche thereof, and the Indenture may be served; the SUN Registrar and any Paying Agent or Agents for such series or any Tranche thereof; and if such is the case, that the principal of such SUNs shall be payable without presentment or surrender thereof; (viii) the period or periods within which, the price or prices at which and the terms and conditions upon which any SUNs of such series, or any Tranche thereof, may be redeemed, in whole or in part, at the option of the Company and, if other than by a Board Resolution, the manner in which any election by the Company to redeem such SUNs shall be evidenced; (ix) the obligation, if any, of the Company to redeem or purchase any SUNs of such series, or any Tranche thereof, pursuant to any sinking fund or analogous provisions or at the option of the Holder (as defined herein) thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which any SUNs of such series, or any Tranche thereof, shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (x) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which SUNs of such series, or any Tranche thereof, shall be issuable; (xi) if the amount of principal of or any premium or interest on any SUNs of such series, or any Tranche thereof, may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined to the extent not established pursuant to clause (v) of this paragraph; (xii) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any SUNs of such series, or any Tranche thereof, shall be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose; (xiii) if the principal of or any premium or interest on any SUNs of such series, or any Tranche thereof, is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than that or those in which such SUNs are stated to be payable, the currency, currencies or currency units in which the principal of or any premium or interest on such SUNs as to which such election is made shall be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount shall be determined); (xiv) if other than the entire principal amount thereof, the portion of the principal amount of any SUNs of such series, or any Tranche thereof, which shall be payable upon declaration of acceleration of the Maturity thereof; (xv) if the principal amount payable at the Stated Maturity of any SUNs of such series, or any Tranche thereof, will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which shall be deemed to be the principal amount of such SUNs as of any such date for any purpose under the Indenture or under such SUNs, including the principal amount thereof which shall be due and payable upon any Maturity other than the Stated Maturity or which shall be deemed to be Outstanding (as defined herein) as of any date prior to the Stated Maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); (xvi) if applicable, that the SUNs of such series, or any Tranche thereof, in whole or any specified part, shall be defeasible pursuant to the Defeasance provisions of the Indenture or that the SUNs of such series, but not Tranches thereof alone, shall be defeasible pursuant to the Covenant Defeasance provisions of the Indenture or both such sections and, if other than by a Board Resolution, the manner in which any election by the Company to defease such SUNs shall be evidenced; (xvii) if applicable, that any SUNs of such series, or any Tranche thereof, shall be issuable in whole or in part in the form of one or more Global SUNs and, in such case, the respective Depositaries for such Global SUNs, the form of any legend or legends which shall be borne by any such Global SUN and any circumstances in which any such Global SUN may be exchanged in whole or in part for SUNs registered, and any transfer of such Global SUN in whole or in part may be registered, in the name or names of Persons other than the Depositary for such Global SUN or a nominee thereof; (xviii) any addition to or change in the Events of Default which applies to any SUNs of such series, or any Tranche thereof, and any change in the right of the Trustee or the requisite Holders of such SUNs to declare the principal amount thereof due and payable pursuant to the Indenture; (xix) any addition to or change in the covenants set forth in the Indenture which applies to SUNs of such series, or any Tranche thereof; and (xx) any other terms of such series, or any Tranche thereof (which terms shall not be inconsistent with the provisions of the Indenture). (Section 3.01)

     All SUNs of any one series, or, if issued in Tranches thereof, any such Tranche, shall be substantially identical except as to denomination and except as may otherwise be determined in the manner provided for in the Indenture. With respect to SUNs of a series subject to a Periodic Offering, the indenture supplemental to the Indenture or the Board Resolution which establishes such series, or the Officer's Certificate pursuant to such supplemental indenture or Board Resolution, as the case may be, may provide general terms or parameters for SUNs of such series and provide either that the specific terms of SUNs of such series, or any Tranche thereof, shall be specified in a Company Order or that such terms shall be determined by the Company or its agents in accordance with procedures specified in a Company Order as contemplated by the Indenture. (Section 3.01)

     The Indenture does not contain any restriction on the payment of dividends or, except as set forth under "--Certain Covenants, --Restriction on Liens and --Restrictions on Sale and Lease-Back Transactions," any financial covenants. The SUNs will be unsubordinated and unsecured obligations of the Company ranking equally with all existing and future unsubordinated and unsecured obligations of the Company. Claims of Holders of SUNs will be effectively subordinated to the claims of holders of secured debt of the Company with respect to the collateral securing such claims. Currently the Company has outstanding $111,000,000 of first mortgage bonds secured by the Company's owned interest in PVNGS; no future bonds may be issued under the mortgage securing such bonds.

REGISTERED GLOBAL SUNS

     Unless otherwise specified in the applicable Prospectus Supplement, the Depositary will act as securities depository for the SUNs and the SUNs will be issued only as Registered Global SUNs registered in the name of Cede & Co. (the Depositary's partnership nominee). Unless otherwise specified in the applicable Prospectus Supplement, one or more Registered Global SUNs will be issued for the SUNs representing the aggregate principal amount of such series of SUNs and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200 million, one certificate will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (the "Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

     Purchases of SUNs within the Depositary's system must be made by or through Direct Participants, which will receive a credit for the SUNs on the Depositary's records. The ownership interest of each actual purchaser of each SUN (a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the SUNs are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in SUNs except in the event that use of the book-entry system for the SUNs is discontinued.

     To facilitate subsequent transfers, all SUNs deposited by Direct Participants with the Depositary are registered in the name of Cede & Co. The deposit of the SUNs with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the SUNs; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such SUNs are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the SUNs of a series or Tranche are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such series or Tranche to be redeemed.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the SUNs. Under its usual procedures, the Depositary mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the SUNs are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and interest payments on the SUNs will be made to Cede & Co., as nominee of the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers held in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of the Depositary or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, redemption premium, if any, and interest, if any, to Cede & Co., as nominee of the Depositary, is the responsibility of the Company or the respective trustees (with funds furnished by the Company). Disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants. Registered Global SUNs will settle in immediately available funds in the secondary trading market. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the SUNs.

     The Depositary may discontinue providing its services as securities depository with respect to the SUNs at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, SUNs certificates are required to be printed and delivered. In addition, the Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, SUNs certificates will be printed and delivered.

     The Company will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of the Depositary, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the SUNs, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the Beneficial Owners.

     So long as Cede & Co. is the registered owner of the SUNs, as nominee of the Depositary, references herein to Holders of the SUNs shall mean Cede & Co. or the Depositary and shall not mean the Beneficial Owners of the SUNs.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from the Depositary. Neither the Company, the Trustee nor the underwriters, dealers or agents takes responsibility for the accuracy or completeness thereof.

CERTAIN COVENANTS

     The following covenants apply to all series, or any Tranches thereof, of
SUNs:

     Restrictions on Liens. The Indenture provides that so long as any SUNs are outstanding, the Company will not issue, assume, or guarantee any Debt (as defined herein) secured by any mortgage, security interest, pledge, or lien (herein referred to as a "mortgage") of or upon any Operating Property (as defined herein) of the Company, whether owned at the date of the Indenture or thereafter acquired, without in any such case effectively securing the Outstanding SUNs (as defined herein) (together with, if the Company shall so determine, any other Debt of or guaranteed by the Company ranking senior to, or equally with, the SUNs) equally and ratably with such Debt. This covenant shall not apply in the case of any Debt secured by: (i) mortgages on any property existing at the time of acquisition thereof; (ii) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company, or at the time of a sale, lease, or other disposition of the properties of such corporation or a division thereof as an entirety or substantially as an entirety to the Company, provided that such mortgage as a result of such merger, consolidation, sale, lease, or other disposition is not extended to property owned by the Company immediately prior thereto; (iii) mortgages on property to secure all or part of the cost of acquiring, constructing, developing, or substantially repairing, altering, or improving such property, or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such mortgages are created or assumed contemporaneously with, or within eighteen (18) months after, such acquisition or completion of construction, development, or substantial repair, alteration, or improvement or within six (6) months thereafter pursuant to a commitment for financing arranged with a lender or investor within such eighteen (18) month period; (iv) mortgages in favor of the United States of America or any State thereof, or any department, agency, or instrumentality or political subdivision of the United States of America or any State thereof, or for the benefit of holders of securities issued by any such entity, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing or substantially repairing, altering, or improving the property subject to such mortgages; (v) mortgages on any property (x) which, at any time subsequent to January 1, 1985 through the date of the Indenture, was leased to the Company, or, (y) pursuant to the terms of any lease to the Company in effect at any time subsequent to January 1, 1985 through the date of the Indenture, title to which would not have been vested in the Company (assuming such lease remained in effect on the date of determination as such lease was in effect immediately prior to the date of the Indenture); or (vi) any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (i) to (v), inclusive; provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by said clauses (i) to (v), inclusive, shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal, or replacement, so secured at the time of such extension, renewal, or replacement. (Section 10.05(a)) Notwithstanding the foregoing, so long as any SUNs are Outstanding, the Company may issue, assume, or guarantee Debt, or permit to exist Debt, secured by mortgages which would otherwise be subject to the foregoing restrictions up to an aggregate principal amount that, together with the principal amount of all other Debt of the Company secured by mortgages (other than mortgages permitted by the Indenture that would otherwise be subject to the foregoing restrictions) and the Value of all Sale and Lease-Back Transactions in existence at such time (other than certain Sale and Lease-Back Transactions specified in the Indenture), does not exceed at the time the greater of ten percent (10%) of Net Tangible Assets (as defined herein) or ten percent (10%) of Capitalization. (Section 10.05(b)). Taking into account the $111,000,000 of outstanding first mortgage bonds, the Company currently could secure debt of up to approximately $102,000,000 without also equally and ratably securing the SUNs.

     Restrictions on Sale and Lease-Back Transactions. The Indenture provides that so long as any SUNs are Outstanding, the Company will not enter into any Sale and Lease-Back Transaction with respect to any Operating Property if, in any case, the commitment by or on behalf of the purchaser is or was obtained more than eighteen (18) months after the later of (i) the completion of the acquisition, construction, or development of such Operating Property or (ii) the placing in operation of such Operating Property or of such Operating Property as constructed, developed, or substantially repaired, altered, or improved, unless
(x) the

Company would be entitled pursuant to the Indenture to issue, assume, or guarantee Debt secured by a mortgage on such Operating Property without equally and ratably securing the SUNs or (y) the Company would be entitled pursuant to the Indenture, after giving effect to such Sale and Lease-Back Transaction, to incur $1.00 of additional Debt secured by mortgages or (z) the Company shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof (but not in excess of the net book value of such Operating Property at the date of such sale or transfer) and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value (as determined by the Board of Directors) of the Operating Property so leased, to the retirement, within one hundred eighty (180) days after the effective date of such Sale and Lease-Back Transaction, of Debt of the Company ranking senior to, or equally with, the SUNs; provided, however, that the amount to be applied to such retirement of Debt shall be reduced by an amount equal to the principal amount, plus any premium or fee paid in connection with any redemption in accordance with the terms of Debt voluntarily retired by the Company within such one hundred eighty (180) day period, excluding retirement pursuant to mandatory sinking fund or prepayment provisions and payments at maturity. (Section 10.10) The Company's existing sale and lease-back transactions regarding Units 1 and 2 of PVNGS and certain transmission facilities, office buildings and other equipment are excluded from this provision of the Indenture.

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

     Under the Indenture, the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless: (i) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a Person organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium, and interest on all the SUNs and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company as a result of such transaction as having been incurred by the Company at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. (Section 8.01)

EVENTS OF DEFAULT

     Events of Default defined in the Indenture with respect to the SUNs of any series are: (i) the Company defaults in the payment of any interest upon any SUN of that series when it becomes due and payable, and continuance of such default for a period of 60 days; (ii) the Company defaults in the payment of the principal of or any premium on any SUN of that series at its Maturity; (iii) the Company defaults in the deposit of any sinking fund payment, when and as due by the terms of a SUN of that series; (iv) the Company defaults in the performance of or breaches any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this paragraph specifically dealt with or which has expressly been included in the Indenture solely for the benefit of series of SUNs other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of a majority in principal amount of the Outstanding SUNs of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture, unless the Trustee, or the Trustee and Holders of a principal amount of SUNs of such series not less than the principal amount of SUNs the Holders of which gave such notice, as the case may be, shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and the Holders of such principal amount of SUNs, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued; (v) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; (vi) the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors; or (vii) any other Event of Default provided with respect to SUNs of that series. (Section 5.01)

     The Indenture provides that if an Event of Default with respect to SUNs of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of a majority in principal amount of the Outstanding SUNs of that series may declare the principal amount of all the SUNs of that series (or, if any SUNs of that series are Original Issue Discount SUNs, such portion of the principal amount of such SUNs as may be specified by the terms thereof) to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable; provided, however, that if an Event of Default shall have occurred and be continuing with respect to more than one series of SUNs, the Trustee or the Holders of not less than a majority in principal amount of the Outstanding SUNs of all such series, considered as one class (and not the Holders of the SUNs of any one of such series), may make such declaration of acceleration. (Section 5.02)

     At any time after such a declaration of acceleration with respect to SUNs of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the related Event of Default and its consequences will be automatically waived, resulting in an automatic rescission and annulment of the acceleration of the SUNs if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all SUNs of that series, (B) the principal of (and premium, if any, on) any SUNs of that series which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such SUNs, (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such SUNs, and (D) all amounts due to the Trustee as provided in the Indenture; and
(ii) any other Event of Default with respect to SUNs of that series, other than the non-payment of the principal of SUNs of that series which have become due solely by such declaration of acceleration, has been cured or waived as provided in the Indenture. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereon. (Section 5.02)

     The Holders of not less than a majority in principal amount of the Outstanding SUNs of any series may on behalf of the Holders of all the SUNs of such series waive any past default under the Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of or any premium or interest on any SUN of such series, or (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended by supplemental Indenture without the consent of the Holder of each

Outstanding SUN of such series affected, provided, however, that if any such default shall have occurred and be continuing with respect to more than one such series of SUNs, the Holders of a majority in aggregate principal amount of the Outstanding SUNs of all such series, considered as one class, shall have the right to waive such default, and not the Holders of the SUNs of any one such series. Upon any such waiver, such default shall cease to exist, and any and all Events of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. (Section 5.13)

     If an Event of Default shall have occurred and be continuing in respect of a series of SUNs, the Holders of a majority in principal amount of the Outstanding SUNs of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the SUNs of such series; provided, however, that if an Event of Default shall have occurred and be continuing with respect to more than one series of SUNs, the Holders of a majority in aggregate principal amount of the Outstanding SUNs of all such series, considered as one class, shall have the right to make such direction, and not the Holders of the SUNs of any one of such series; and provided, further, that (i) such direction shall not be in conflict with any rule of law or with the Indenture; (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and
(iii) subject to the provisions of the Indenture the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith shall, by a Responsible Officer or Officers of the Trustee, determine that the proceeding so directed would involve the Trustee in personal liability. (Section 5.12)

     The Indenture provides that no Holder of any SUN of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the SUNs of that series; (ii) the Holders of not less than a majority in aggregate principal amount of the Outstanding SUNs of all series in respect of which an Event of Default shall have occurred and be continuing, considered as one class, shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;
(iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding SUNs of all series in respect of which an Event of Default shall have occurred and be continuing, considered as one class. (Section 5.07)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that upon Company Request the Indenture shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of SUNs therein expressly provided for), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture, when (i) either (A) all SUNs theretofore authenticated and delivered (other than (x) SUNs which have been destroyed, lost or stolen and which have been replaced or paid and (y) SUNs for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or (B) all such SUNs not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (B)(x), (y) or (z) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payment, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such SUNs, money in an amount sufficient to pay and discharge the entire indebtedness on such SUNs not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of SUNs which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (ii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent therein provided for relating to the satisfaction and discharge of the Indenture have been complied with. Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Company to compensate and reimburse the Trustee, the obligations of the Company to any Authenticating Agent and the obligations under the Indenture of the Trustee to apply the trust money and make repayments, shall survive. If the Company shall have paid or caused to be paid the principal of and premium, if any, and interest on any SUN, as and when the same shall have become due and payable or the Company shall have delivered to the Trustee for cancellation any outstanding SUN, such SUN shall cease to be entitled to any benefit under the Indenture. (Section 4.01)

     Upon the Company's exercise of its option to have the provisions described in this paragraph (Defeasance) applied to any SUNs or the SUNs of any series, or any Tranche thereof, as the case may be, the Company shall be deemed to have been discharged from its obligations with respect to such SUNs as described in this paragraph on and after the date the conditions as described in the second paragraph below are satisfied (hereinafter called "Defeasance"). For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such SUNs and to have satisfied all its other obligations under such SUNs and the Indenture insofar as such SUNs are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), subject to the following provisions which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of such SUNs to receive, solely from the trust fund described in the second paragraph below and as more fully set forth in the Indenture, payments in respect of the principal of and any premium and interest on such SUNs when payments are due, (ii) the Company's obligations with respect to such SUNs under the sections of the Indenture dealing with temporary notes; registration and registration of transfer and exchange; mutilated, destroyed, lost and stolen notes; maintenance of office or agency; or money for notes payments to be held in trust, and with respect to compensation and reimbursement of the Trustee, (iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture and (iv) the provisions described in this paragraph. Subject to compliance with the Article in the Indenture regarding Defeasance and Covenant Defeasance, the Company may exercise its option to have the provisions described in this paragraph (Defeasance) applied to any SUNs notwithstanding the prior exercise of its option to have the provisions described in the paragraph below (Covenant Defeasance) applied to such SUNs. (Section 13.02)

     Upon the Company's exercise of its option to have the provisions described in this paragraph (Covenant Defeasance) applied to the SUNs or the SUNs of any series, but not to Tranches thereof alone, as the case may be, (i) the Company shall be released from its obligations under the sections of the Indenture dealing with restrictions on liens, maintenance of properties and restrictions on sale and lease-back transactions, and any covenants for the benefit of the Holders of such SUNs provided pursuant to the Article of the Indenture setting forth covenants and the sections of the Indenture dealing with entering into supplemental indentures without the consent of Holders for the purpose of adding covenants, securing the SUNs and establishing the form or terms of SUNs of any series or Tranche and the section of the Indenture specifying Events of Default and (ii) the occurrence of any event specified in the section of the Indenture dealing with default in the performance, or breach, of any covenant or warranty of the Company (with respect to specified sections of the Indenture) shall be deemed not to be or result in an Event of Default with respect to such SUNs as provided in the Indenture and described in this paragraph on and after the date the conditions described in the paragraph below are satisfied (hereinafter called "Covenant Defeasance"). For this purpose, such Covenant Defeasance means that, with respect to such SUNs, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified section of the Indenture (to the extent so specified in the case of default in the performance or breach of any covenant or warranty of the Company), whether directly or indirectly by reason of any reference elsewhere therein to any such section or by reason of any reference in any such section to any other provision in the Indenture or in any other document, but the remainder of the Indenture and such SUNs shall be unaffected thereby. (Section 13.03)

     The Indenture provides that the following shall be the conditions to the application of the Defeasance and Covenant Defeasance provisions, as the case may be: (i) the Company shall irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such SUNs, (A) money in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or
(C) a combination of (A) and (B), in each case sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the principal of and any premium and interest on such SUNs on the respective Stated Maturities or on any Redemption Date established as described in clause (ix) below, in accordance with the terms of the Indenture and such SUNs. As used in this paragraph, "U.S. Government Obligation" means (x) any security which is (1) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (2) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case (1) or (2), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt; (ii) in the event of an election to have the provisions of the Indenture relating to Defeasance apply to any SUNs or the SUNs of any series, or any Tranche thereof, as the case may be, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such SUNs will not recognize gain or loss for Federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to such SUNs and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur; (iii) in the event of an election to have the provision of the Indenture relating to Covenant Defeasance apply to the SUNs or the SUNs of any series, but not Tranches thereof alone, as the case may be, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such SUNs will not recognize gain or loss for Federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to such SUNs and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur; (iv) the Company shall have delivered to the Trustee an Officers' Certificate to the effect that neither such SUNs nor any other SUNs of the same series, as the case may be, if then listed on any securities exchange, will be delisted as a result of such deposit;
(v) no event which is, or after notice or lapse of time or both would become, an Event of Default with respect to such SUNs or any other SUNs shall have occurred and be continuing at the time of such deposit or, with regard to certain bankruptcy Events of Default, at any time on or prior to the 90th day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 90th day); (vi) such Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all SUNs are in default within the meaning of such Act); (vii) such Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound;
(viii) such Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940 unless such trust shall be registered under such Act or exempt from registration thereunder; (ix) if the SUNs are to be redeemed prior to Stated Maturity (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee shall have been made; and (x) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent with respect to such Defeasance or Covenant Defeasance have been complied with. (Section 13.04)

MODIFICATION OF THE INDENTURE

     The Indenture provides that without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, in form satisfactory to the Trustee, for any of the following purposes: (i) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the SUNs; or (ii) to add to the covenants of the Company or other provisions for the benefit of the Holders of all or any series of SUNs, or any Tranche thereof (and if such covenants are to be for the benefit of less than all series of SUNs or Tranches thereof, stating that such covenants are expressly being included solely for the benefit of such series or Tranche or Tranches) or to surrender any right or power conferred in the Indenture upon the Company; or (iii) to add any additional Events of Default for the benefit of the Holders of all or any series of SUNs, or any Tranche or Tranches thereof (and if such additional Events of Default are to be for the benefit of less than all series of SUNs or any Tranches thereof, stating that such additional Events of Default are expressly being included solely for the benefit of such series or Tranche or Tranches); or (iv) to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of SUNs in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of SUNs in uncertificated form; or (v) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture; provided, however, that if such change, elimination or addition shall adversely affect the interests of the Holders of SUNs of any series, or a Tranche thereof, Outstanding on the date of such indenture supplemental to the Indenture in any material respect, such change, elimination or addition shall become effective (a) with respect to such series or Tranche only pursuant to the provisions described in the succeeding paragraph or (b) when no SUN of such series or Tranche remains Outstanding; or
(vi) to secure the SUNs; or (vii) to establish the form or terms of SUNs of any series or Tranche as permitted by the Indenture; or (viii) to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee with respect to the SUNs of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or (ix) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision thereof, or to make any other changes to the provisions of the Indenture or to add other provisions with respect to matters or questions arising under the Indenture, provided that such other changes or additions shall not adversely affect the interests of the Holders of SUNs of any series in any material respect. Without limiting the generality of the foregoing, if the Trust Indenture Act as in effect at the date of the Indenture or at any time thereafter shall be amended and (A) if any such amendment shall require one or more changes to any provisions of the Indenture or the inclusion therein of any additional provisions, or shall by operation of law be deemed to effect such changes or incorporate such provisions by reference or otherwise, the Indenture shall be deemed to have been amended so as to conform to such amendment to the Trust Indenture Act, and the Company and the Trustee may, without the consent of any Holders, enter into an indenture supplemental thereto to effect or evidence such changes or additional provisions; or (B) if any such amendment shall permit one or more changes to, or the elimination of, any provisions of the Indenture which, at the date of the execution and delivery of the Indenture or at any time thereafter, are required by the Trust Indenture Act to be contained therein, the Indenture shall be deemed to have been amended to effect such changes or elimination, and the Company and the Trustee may, without the consent of any Holders, enter into an indenture supplemental thereto to evidence such amendment thereof. (Section 9.01)

     The Indenture also contains provisions providing that with the consent of the Holders of not less than a majority in aggregate principal amount of the SUNs of all series then Outstanding, considered as one class, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board

Resolution, and the Trustee may enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture; provided, however, that if there shall be SUNs of more than one series Outstanding under the Indenture and if a proposed supplemental indenture shall directly affect the rights of the Holders of SUNs of one or more, but less than all, of such series, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding SUNs of all series so directly affected, considered as one class, shall be required; and provided further, that if the SUNs of any series shall have been issued in more than one Tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of SUNs of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding SUNs of all Tranches so directly affected, considered as one class, shall be required; and provided, further, that no such supplemental indenture shall: (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any SUN, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of an Original Issue Discount SUN or any other SUN which would be due and payable upon a declaration of acceleration of the Maturity thereof, or change the coin or currency (or other property) in which any SUN or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), without, in any such case, the consent of the Holder of such SUN, or (ii) reduce the percentage in principal amount of the Outstanding SUNs of any series or Tranche, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with any provision of the Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of such SUN, or (iii) modify any of the provisions described in this paragraph and the sections of the Indenture regarding waiver of past defaults and waiver of certain covenants with respect to the SUNs of any series or any Tranche thereof, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding SUN affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to the "Trustee". (Section 9.02)

     A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of SUNs or one or more Tranches thereof, or which modifies the rights of the Holders of SUNs of such series or Tranches with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of SUNs of any other series or Tranche. It shall not be necessary for any Act of Holders under the section of the Indenture described in this paragraph to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof. A waiver by a Holder of such Holder's right to consent described in the preceding paragraph shall be deemed to be a consent of such Holder. (Section 9.02)

INFORMATION CONCERNING THE TRUSTEE

     The Trustee under the Indenture will be The Chase Manhattan Bank. The Company maintains normal banking arrangements with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under an indenture for the holders of certain other senior unsecured notes of the Company, (ii) serves as trustee for the holders of two series of bonds secured by, among other things, the Company's payments under its PVNGS leases (these bonds were issued by a party unaffiliated with the Company), as well as trustee under the lease indentures related to such leases, and (iii) has a commitment to lend the Company up to $50 million under a revolving credit agreement. The Chase Manhattan Bank also acts as administrative agent and a letter of credit issuing bank under the revolving credit agreement, and an affiliate of The Chase Manhattan Bank acted as arranger under such revolving credit agreement. In addition, affiliates of The Chase Manhattan Bank are the lessors with respect to three leases with the Company relating to the sale and leaseback of portions of Unit 1 and Unit 2 of PVNGS.

     Subject to the provisions in the Indenture and the applicable provisions of the Trust Indenture Act: (i) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties; (ii) any request or direction of the Company mentioned in the Indenture shall be sufficiently evidenced by a Company Request or Company Order, or as otherwise expressly provided in the Indenture, and any resolution of the Board of Directors shall be sufficiently evidenced by a Board Resolution; (iii) whenever in the administration of the Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action under the Indenture, the Trustee (unless other evidence be specifically prescribed in the Indenture) may, in the absence of bad faith on its part, rely upon an Officers' Certificate; (iv) the Trustee may consult with counsel of its selection, and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it under the Indenture in good faith and in reliance thereon; (v) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any Holder pursuant to the Indenture, unless such Holder shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction; (vi) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall (subject to applicable legal requirements) be entitled to examine the books, records and premises of the Company, personally or by agent or attorney; (vii) the Trustee may execute any of the trusts or powers under the Indenture or perform any duties thereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it under the Indenture; and
(viii) except as otherwise provided in the Indenture the Trustee shall not be charged with knowledge of any Event of Default with respect to the SUNs of any series for which it is acting as Trustee unless either (A) a Responsible Officer of the Trustee shall have actual knowledge of the Event of Default, or (B) written notice of such Event of Default shall have been given to the Trustee by the Company, any other obligor on the SUNs or by any Holder of such SUNs. (Section 6.03)

     The Indenture contains a covenant that the Company will file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is so required to be filed with the Commission. Delivery of such information, documents and reports to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants thereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates). (Section 7.04)

CERTAIN DEFINITIONS

     The term "Debt" as defined in the Indenture means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities.

     The term "Net Tangible Assets" as defined in the Indenture means the amount shown as total assets on the consolidated balance sheet of the Company, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and other regulatory assets carried as an asset on the Company's consolidated balance sheet; and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Company is engaged and that are approved by the independent accountants regularly retained by the Company, and may be determined as of a date not more than sixty (60) days prior to the happening of the event for which such determination is being made.

     The term "Operating Property" as defined in the Indenture means (i) any interest in real property owned by the Company and (ii) any asset owned by the Company that is depreciable in accordance with generally accepted accounting principles.

     The term "Original Issue Discount SUN" as defined in the Indenture means any SUN which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof.

     The term "Outstanding" as defined in the Indenture when used with respect to SUNs, means, as of the date of determination, all SUNs theretofore authenticated and delivered under the Indenture, except: (i) SUNs theretofore cancelled by the Trustee or delivered to the Trustee for cancellation; (ii) SUNs for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such SUNs; provided that, if such SUNs are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made; (iii) SUNs as to which Defeasance has been effected pursuant to Section 13.02 of the Indenture; and (iv) SUNs which have been paid pursuant to Section 3.06 of the Indenture or in exchange for or in lieu of which other SUNs have been authenticated and delivered pursuant to the Indenture, other than any such SUNs in respect of which there shall have been presented to the Trustee proof satisfactory to it that such SUNs are held by a bona fide purchaser in whose hands such SUNs are valid obligations of the Company; provided, however, that in determining whether or not the Holders of the requisite principal amount of the SUNs Outstanding under the Indenture, or the Outstanding SUNs of any series or Tranche, have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the Indenture as of any date or whether or not a quorum is present at a meeting of Holders, (A) the principal amount of an Original Issue Discount SUN (as defined herein) which shall be deemed to be Outstanding shall be the amount of the principal thereof which would be due and payable as of such date upon acceleration of the Maturity thereof to such date pursuant to Section 5.02 of the Indenture, (B) if, as of such date, the principal amount payable at the Stated Maturity of a SUN is not determinable, the principal amount of such SUN which shall be deemed to be Outstanding shall be the amount as specified or determined as contemplated by Section 3.01 of the Indenture, (C) the principal amount of a SUN denominated in one or more foreign currencies or currency units which shall be deemed to be Outstanding shall be the U.S. dollar equivalent, determined as of such date in the manner provided as contemplated by Section
3.01 of the Indenture, of the principal amount of such SUN (or, in the case of a SUN described in clause (A) or (B) above, of the amount determined as provided in such clause), and (D) SUNs owned by the Company or any other obligor upon the SUNs or any Affiliate of the Company or of such other obligor (unless the Company, such Affiliate or such obligor owns all SUNs Outstanding under the Indenture, or all Outstanding SUNs of each such series and each such Tranche, as the case may be, determined without regard to this clause (D)) shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, or upon such determination as to the presence of a quorum, only SUNs which the Trustee actually knows to be so owned shall be so disregarded. SUNs so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such SUNs and that the pledgee is not the Company or any other obligor upon the SUNs or any Affiliate of the Company or of such other obligor.

     The term "Sale and Lease-Back Transaction" as defined in the Indenture means any arrangement with any Person providing for the leasing to the Company of any Operating Property (except for temporary leases for a term, including any renewal thereof, of not more than forty-eight (48) months), which Operating Property has been or is to be sold or transferred by the Company to such person; provided, however, Sale and Lease-back Transaction shall not include any arrangement (i) first entered into prior to the date of the

Indenture and (ii) involving the exchange of any Operating Property for any property subject to an arrangement specified in the preceding clause (i).

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell the SUNs being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) through dealers; (iv) through underwriters; or (v) through a combination of any such methods of sale.

     The distribution of the SUNs may be effected from time to time in one or more transactions either: (i) at a fixed price or prices which may be changed;
(ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

     Offers to purchase the SUNs may be solicited directly by the Company. Offers to purchase SUNs may also be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the SUNs in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement.

     If a dealer is utilized in the sale of the SUNs in respect of which this Prospectus is delivered, the Company will sell such SUNs to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell such SUNs to the public at varying prices to be determined by such dealer at the time of resale.

     If an underwriter or underwriters are utilized in the sales of the SUNs, the Company will execute an underwriting agreement with such underwriters at the time of such sale and the name of the underwriters will be set forth in the applicable Prospectus Supplement, which will be used by the underwriters to make resales of the SUNs in respect of which this Prospectus is delivered to the public. In connection with the sale of SUNs, such underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of SUNs for whom they may act as agents. Underwriters may also sell SUNs to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by the Company to underwriters in connection with the offering and sale of SUNs, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the SUNs offered hereby will be passed upon for the Company by Keleher & McLeod, P.A., Albuquerque, New Mexico, and, it is currently anticipated, for any underwriters of SUNs by Winthrop, Stimson, Putnam & Roberts, New York, New York. In giving their opinions, Winthrop, Stimson, Putnam & Roberts and Keleher & McLeod, P.A. may rely as to matters of Arizona law upon the opinion of Snell & Wilmer L.L.P., Phoenix, Arizona. Winthrop, Stimson, Putnam & Roberts may rely as to all matters of New Mexico law upon the opinion of Keleher & McLeod, P.A., and Keleher & McLeod, P.A. may rely as to all matters of New York law upon the opinion of Winthrop, Stimson, Putnam & Roberts. Winthrop, Stimson, Putnam & Roberts has rendered, and may in the future render, legal services to the Company.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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     NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE OFFERED SUNS, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE OFFERED SUNS TO ANY PERSON IN ANY JURISDICTION TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
The Company...........................  S-2
Recent Developments...................  S-2
Use of Proceeds.......................  S-5
Summary Financial and Operating
  Information.........................  S-6
Description of Offered SUNs...........  S-7
Underwriting..........................  S-9

                 PROSPECTUS
Available Information.................    2
Incorporation of Certain Information
  by Reference........................    2
The Company...........................    3
Summary Financial and Operating
  Information.........................    4
Use of Proceeds.......................    5
Description of SUNs...................    5
Plan of Distribution..................   19
Legal Opinions........................   19
Experts...............................   20

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                                  $435,000,000

                             PUBLIC SERVICE COMPANY
                                 OF NEW MEXICO

                          $300,000,000 7.10% SERIES A
                        SENIOR UNSECURED NOTES DUE 2005

                          $135,000,000 7.50% SERIES B
                        SENIOR UNSECURED NOTES DUE 2018
                                  ------------

                             PROSPECTUS SUPPLEMENT

                              DATED AUGUST 3, 1998

                                  ------------
                              SALOMON SMITH BARNEY
                             CHASE SECURITIES INC.
                           MORGAN STANLEY DEAN WITTER
                           CITICORP SECURITIES, INC.
                               J.P. MORGAN & CO.
                         BANCAMERICA ROBERTSON STEPHENS
                                CIBC OPPENHEIMER
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